UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

______________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  December 22, 2009

Lihua International, Inc..
(Exact Name of Registrant as Specified in Charter)

Delaware	001-34445	14-1961536
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Lihua Holdings Limited Houxiang Five-Star Industry District Danyang City, Jiangsu Province, PRC 212312
(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: +86-511-86317399

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement.

On December 22, 2009, Lihua International, Inc. (the “Company”) and the holders of the Company’s Series A and Series B Warrants originally issued on October 31, 2008 (the “Warrants”) entered into agreements to amend certain provisions of the Warrants.

The amendment to the Series A Warrant removes certain anti-dilution protection rights that were applicable if the Company were to issue new shares of common stock or common stock equivalents at a price per share less than the exercise price of the Series A Warrant, which is currently $3.50.  In addition, the amendment to the Series A Warrant added a provision to grant the holders of a majority of the Series A Warrants an approval right until October 31, 2010, over any new issuance of shares of common stock or common stock equivalents at a price per share less than the exercise price of the Series A Warrant.

The amendment to the Series B Warrant removed certain anti-dilution protection rights that were applicable if the Company were to issue new shares of common stock or common stock equivalents at a price per share less than the exercise price of the Series B Warrant, which is currently $3.50.

Except as set forth above, the terms and provisions of the Warrants shall remain in full force and effect.  The full text of the Amendment to the Series A Warrant and the Amendment to the Series B Warrant, are attached to this Current Report on Form 8-K  as Exhibits 10.1 and 10.2, respectively, and are incorporated herein by reference.

Item 9.01     Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Amendment to Series A Warrant dated December 22, 2009

10.2	Amendment to Series B Warrant dated December 22, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIHUA INTERNATIONAL, INC.

By:	/s/ Jianhua Zhu
	Name:	Jianhua Zhu
	Title:	Chief Executive Officer

Dated: December 29, 2009

Exhibit Index

Exhibit No.	Description

10.1	Amendment to Series A Warrant dated December 22, 2009

10.2	Amendment to Series B Warrant dated December 22, 2009